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                                                               EXHIBIT 3.1.10


                            CERTIFICATE OF AMENDMENT
                           TO THE RESTATED CERTIFICATE
                                OF INCORPORATION
                                       OF
                             PNY TECHNOLOGIES, INC.


           PNY TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

           FIRST: The name of the Corporation is PNY TECHNOLOGIES, Inc.
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           SECOND: The Board of Directors of the Corporation, acting by
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unanimous written consent pursuant to Section 141(f) of the General Corporation
Law of the State of Delaware, did duly consent to approve and adopt the following resolutions:

                     RESOLVED, that the Board of Directors hereby finds it to be advisable and in the best interests of the Corporation that the Restated Certificate of Incorporation of the Corporation be amended in the following manner:

                     Section 3.2(a) of Article FOURTH of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                               3.2 Dividends. (a)(i) The holders of shares of
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           Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative dividends payable in cash for all periods during which Series A Preferred Stock is outstanding commencing as of January 1, 2003. Such dividends shall be payable semi-annually on the last business day of June and December (each such date being referred to herein as a "Dividend Payment Date") in each year commencing on June 30, 2003, at a rate per annum per share equal to 7% of the Preferred Amount Per Share. No such dividends shall accrue or be payable in respect of any periods prior to January 1, 2003 and all rights of the holders of the Series A Preferred Stock to receive any dividends which have accrued prior to January 1, 2003 and which have not been declared are hereby canceled.

                               (ii) In the event that shares of Series A
           Preferred Stock are converted into shares of Common Stock or otherwise cease to be outstanding, then dividends on such shares payable pursuant to the foregoing Section 3.2(a)(i) shall cease to accrue. If at such time there are accrued and unpaid dividends on shares of Series A Preferred Stock, such accrued and unpaid dividends shall thereafter be paid to the former holders of such shares on the next date that would have been a Dividend Payment Date had Series A
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           Preferred Stock not been converted into shares of Common Stock or otherwise ceased to be outstanding.

                               RESOLVED, that no shares of the Corporation's Series B Cumulative Redeemable Preferred Stock or Series C Cumulative Redeemable Preferred Stock are outstanding, and no shares of the Corporation's Series B Cumulative Redeemable Preferred Stock or Series C Cumulative Redeemable Preferred Stock will be issued subject to the Certificates of Designations previously filed with respect thereto, and, accordingly, all matters set forth in the Certificate of Designations of the Series B Cumulative Redeemable Preferred Stock and the Certificate of Designations of the Series C Cumulative Redeemable Preferred Stock shall, upon the filing with the Secretary of State of the State of Delaware of a certificate to that effect, be eliminated from the Corporation's Restated Certificate of Incorporation.

           THIRD: The stockholders of the Corporation, acting by written consent
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pursuant to Section 228(a) of the General Corporation Law of the State of
Delaware, did duly consent to, approve and adopt the aforesaid amendments to the Restated Certificate of Incorporation of the Corporation.

           FOURTH: The aforesaid amendments have been duly adopted in accordance
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with the provisions of Section 242, 141(f) and 228(a) of the General Corporation
Law of the State of Delaware.

           IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on its behalf by Gadi Cohen, its President, and attested by Heidi Stuto, its Secretary, this 30th day of April, 2003.


ATTEST:                                          PNY TECHNOLOGIES, INC.

/s/Heidi Stuto                                   /s/Gadi Cohen
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Heidi Stuto, Secretary                           Gadi Cohen, President



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